Exhibit 99.1

170 Radnor-Chester Rd., Suite 300, Radnor, PA  19087                               484-598-2340

PolyMedix Prices $20 Million Underwritten Offering

Funds to be used to Continue Development of Two Lead Products

Radnor, PA (April 6, 2011) – PolyMedix, Inc. (OTC BB: PYMX, http://polymedix.com), an emerging biotechnology company focused on developing new therapeutic drugs to treat infectious diseases and patients with acute cardiovascular disorders, announced today the pricing of an underwritten offering of 25 million units, each unit consisting of one share of its common stock and a warrant to purchase one-half of a share of its common stock at an offering price of $0.80 per unit.  PolyMedix expects to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $18.6 million.  The warrants will have a five-year term and an exercise price equal to $0.80 per share.

In addition, PolyMedix has granted the underwriters a 30-day option to purchase up to an additional 3.75 million units at the offering price. The offering is expected to close on April 11, 2011, subject to customary closing conditions.  Cowen and Company, LLC is serving as sole book-running manager for the offering.  Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., Roth Capital Partners, LLC, and Noble Financial Capital Markets are serving as co-managers.

The proceeds of this offering will primarily be used to continue the clinical development of PolyMedix’s two lead drugs, PMX-30063, a first-in-class antibiotic that mimics the activity of host defense proteins, and PMX-60056 a synthetic small-molecule anticoagulant reversing agent active against both heparin and low molecule weight heparin. PolyMedix’s products have been developed using the Company’s computational drug design technology that it licensed exclusively from the University of Pennsylvania.

The shares and warrants (and the shares issuable upon exercise of the warrants) described above are being offered by PolyMedix pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).  An electronic copy of the prospectus supplement and accompanying relating to the offering is available on the website of the Securities and Exchange Commission at www.sec.gov.

Exhibit 99.1

170 Radnor-Chester Rd., Suite 300, Radnor, PA  19087                               484-598-2340

About PolyMedix, Inc.

PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs for the treatment of serious infectious diseases and patients with acute cardiovascular disorders. PolyMedix uses a rational drug design approach to create non-peptide, small-molecule drug candidates.  PolyMedix’s lead antibiotic compound, PMX-30063, is currently in a Phase 2 clinical trial for treatment of Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by Staph.  PMX-30063 is a small-molecule that mimics the mechanism of action of human host defense proteins, a mechanism that is distinct from currently approved antibiotic drugs and is intended to make bacterial resistance unlikely to develop.  PolyMedix’s lead heptagonist compound, PMX-60056, is in a Phase 2 clinical trial in patients undergoing PCI procedures.  PMX-60056 is designed to reverse the anticoagulant activity of both heparin and low molecular weight heparins (LMWH).  PolyMedix believes that PMX-60056 could potentially be a safer and easier to use anticoagulant reversing agent, with broader activity, than the currently approved therapy for reversing heparin and LMWH. In addition to its small molecule therapeutics, PolyMedix has polymeric formulations with the same mechanism of action as PMX-30063, PolyCides®.  PolyCides are intended for use in antimicrobial biomaterials applications as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Lisa Caperelli

Director, Investor Relations & Corporate Communications

484-598-2406

lcaperelli@polymedix.com